Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 ® Index (ticker: “ SPX”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: April 29, 2022 Valuation date: April 29 , 2025 Maturity date: May 2, 2025 Upside return amount: $1,000 × the basket return × the upside participation rate Upside participation rate: 100.00% Maximum return : 36.00% to 40.00%* Absolute return amount: $1,000 × the absolute value of the basket return Final buffer value: 85% of the initial basket value Buffer percentage: 15% CUSIP / ISIN: 17330FFJ5 / US17330FFJ57 Initial underlying value: For each underlying, t he closing value of the underlying on the pricing date Final underlying value: For each underlying, the closing value of the underlying on the valuation date Initial basket value: 100 Final basket value: 100 x (1 + the sum of the weighted underlying returns of the underlyings ) Basket return: (The final basket value – the initial basket value) / the initial basket value Weighted underlying return: For each underlying: underlying return multiplied by its weighting Underlying return: For each underlying, (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final basket value is greater than the initial basket value: $1,000 + the upside return amount, subject to the maximum return • If the final basket value is less than or equal to the initial basket value but greater than or equal to its final buffer value: $1,000 + the absolute return amount • If the final buffer value is less than the final buffer value: $1,000 + [$1,000 × (the basket return + the buffer percentage)] If the final basket value is less than the final buffer value, you will receive less, a nd possibly significantly less, than the stated principal amount of your securities a t maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 29, 2022 *The actual maximum return will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Dual Directional Buffer Securities Linked to an Equally Weighted Basket of Two Underlyings Hypothetical Payment at Maturity Hypothetical Basket Return Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 36.00% $1,360.00 75.00% 36.00% $1,360.00 60.00% 36.00% $1,360.00 40.00% 36.00% $1,360.00 C 36.00% 36.00% $1,360.00 15.00% 15.00% $1,150.00 10.00% 10.00% $1,100.00 B 0.00% 0.00% $1,000.00 - 5.00% 5.00% $ 1,050.00 - 15.00% 15.00% $ 1,150.00 A - 15.01% - 0.01% $999.90 - 50.00% - 35.00% $650.00 - 100.00% - 85.00% $150.00 B C A D

Selected Risk Considerations • You may lose a significant portion of your investment. If the basket depreciates by more than the buffer percentage from the initial basket value to the final basket value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the basket appreciates by significantly more than the maximum return at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the value of the basket on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • Changes in closing values of the underlyings may offset each other. • The underlyings may be highly correlated in decline. • An investment in the securities is not a diversified investment. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.